Exhibit (3.1)

ARTICLES OF AMENDMENT
of
BADGER METER, INC.

Pursuant to Section 180.1003 of the Wisconsin Business Corporation Law

        I, William R. A. Bergum, Secretary of Badger Meter, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the “Company”), in accordance with the provisions of Section 180.1003 thereof, DO HEREBY CERTIFY:

    A.      That, on February 15, 2008, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law, the Board of Directors of the Company adopted a resolution declassifying the Board of Directors.

    B.      That, on April 25, 2008, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law, the requisite majority of the shareholders of the Company entitled to vote approved the resolution adopted by the Board of Directors to declassify the Board of Directors.

    C.      That said resolution of the Board of Directors of the Company declassifying the Board of Directors, provides that Paragraph 1 of Article Fourth of the Company’s Restated Articles of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE FOURTH

(1) Number and Tenure of Directors.

There shall be a Board of Directors which shall consist of such number of Directors as shall from time to time be specified in the Bylaws but which shall not be less than three (3). The Directors shall serve for a term of one year, and until their successors are elected and qualified, or with regard to any Director until that Director’s earlier death, resignation or removal. If there is a vacancy, including a vacancy because of a newly created directorship, the person elected to fill that vacancy shall serve until the next Annual Meeting of Shareholders and until that person’s successor is elected and qualified.”

    D.      That in accordance with Section 180.0123 of the Wisconsin Business Corporation Law these Articles of Amendment shall be effective upon filing with the Wisconsin Department of Financial Institutions.

        IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 2nd day of May, 2008.

By:	/s/ William R. A. Bergum William R. A. Bergum Secretary

This instrument was drafted by, and should be returned to, Peter D. Fetzer of the firm of Foley & Lardner LLP, 777 East Wisconsin Avenue, Suite 3700, Milwaukee, Wisconsin 53202.